Exhibit 10.11

SUMMIT CORPORATION PLC

EMI OPTION AGREEMENT

«Forename» «Surname»

THIS DEED (“this Agreement”) is made the     th day of

BY SUMMIT CORPORATION PLC (registered number 05197494 whose registered office is at 85b Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY (“the Company”).

WHEREAS

(a)	«Forename» «Surname» of «Address_1» «Address_2» «City» «County» «Postcode» (“the Optionholder”) is an employee of a Group Company.

(b)	The Directors of the Company consider that it is in the Company’s best interests to retain the Optionholder and have therefore determined to grant [him/her] an option to acquire ordinary shares in the Company on the terms contained in this Agreement and the Rules of the Summit Corporation plc (formerly Vastox plc) 2005 Enterprise Management Incentive Scheme contained in Appendix I attached to this Agreement (“the Rules”).

(c)	It is intended that the Option is an EMI Option.

(d)	The Company is a qualifying company as defined in paragraph 8 of Schedule 5.

(e)	The Optionholder is an Eligible Employee.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	Terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Rules. In the event of any ambiguity the Rules shall prevail.

2	Subject to this Agreement and the Rules, the Company hereby grants to the Optionholder an Option to acquire «Number_of_Shares_as_text» Ordinary 1 pence Shares at an Exercise Price of XX pence per Share.

3	The Date of Grant of this Option is the date set out at the head of this Agreement.

4	This Option is granted in accordance with the provisions of the EMI Code.

5	Pursuant to Rule 3.1 the dates included in this Agreement for the purposes of determining the Vesting Date and the extent to which this Option will Vest on such dates are set out in Appendix II.

6	Subject to this Agreement and the Rules and subject further to achievement of the:

6.1	Performance Condition set out in Appendix II, the Option may be exercised in whole or in part respect of:

(a)	up to one third of the number of shares in clause 2 above on or after the second anniversary of the Date of Grant, and

(b)	all of the shares in clause 2 above less any that may have been exercised under 6.1(a) above on or after the third anniversary of the Date of Grant

6.2	Exit Condition set out in Appendix II all of the shares in clause 2 above less any that may have been exercised under clause 6.1 above may be exercised.

7	Where applicable, the Option shall lapse in accordance with Rule 6.6.

8	The Shares acquired through the exercise of this Option shall be subject to the terms of the Company’s Articles of Association as amended from time to time (a copy of which may be obtained from the Company Secretary).

9	This Option is not transferable and will lapse on the occasion of any purported assignment, charge, disposal or other dealing in the Option or with any rights conveyed by it.

10	The Company shall be under no obligation to ensure that this Option remains a qualifying option for the purposes of the EMI Code. The Optionholder acknowledges that no cause of action shall lie against the Company in respect of any loss to him howsoever arising as a result of or in connection with any Disqualifying Event.

11	In accordance with Rule 7.4, the exercise of this Option is subject to the condition that the Optionholder shall meet any Group Company’s secondary National Insurance Contributions due on the exercise, assignment, release or cash cancellation of this Option. The Optionholder shall, if requested by the Company at any time before the exercise, assignment, release or cash cancellation of this Option, enter into an election to transfer liability for such National Insurance Contributions in a form approved by the Inland Revenue and acceptable to the Company and shall enter into such arrangements as may be approved by the HM Revenue & Customs in relation to the election in order to secure that the transfer of the liability be met.

12	In accordance with Rule 7.5, the exercise of the Option is subject to the condition that the Optionholder enters into an election under Section 431(1) of ITEPA that the Shares are to be treated for the relevant tax purposes as if they were not restricted securities. Such election must be entered into prior to or within 14 days after the exercise of the Option.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto the day and year first before written.

EXECUTED and DELIVERED	)
as a DEED by	)	Director	Date
SUMMIT CORPORATION PLC	)
)
by	)
the signatures of two directors/	)
a director and the secretary	)
		Director/Secretary	Date

Agreement of Optionholder

I, «Forename» «Surname», hereby agree to accept the EMI Option subject to the terms and conditions set out in this Agreement (together with the Appendices) and the Rules.

I declare that I work for Summit Corporation plc or one of its subsidiaries for at least:

[ ]	25 hours per week
[ ]	75% of my working time	(tick one box only)

Signature of Optionholder	Date

NOTICE OF EXERCISE

Summit Corporation plc

85b Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY

Dear Sir/Madam

I refer to the option granted to me on 15 July 2014 under the Summit Corporation plc Enterprise Management Incentive Plan (“EMI Option”). My EMI Option Agreement in respect of the EMI Option is enclosed.

I hereby:

1.	Exercise the EMI Option to acquire [ ] shares (“Shares”) in the capital of Summit Corporation plc (“Company”) at a price of [ ] per share, subject to the Memorandum and Articles of Association of the Company. The total Exercise Price in respect of this exercise is £[ ].

2.	Enclose a cheque for the Exercise Price [[together with the amount payable in respect of the PAYE Liability* and National Insurance Contributions specified by the Company to be due in respect of the exercise of my EMI Option in accordance with the rules of the Plan] OR [and request that any outstanding PAYE Liability arising in relation to my exercise of this EMI Option is deducted from my salary] (delete if paragraph 3 applies)].

3.	[Authorise the Company or its duly appointed agent to sign any stock transfer form or other document or documents which may be required and to do any other thing which the Company shall consider necessary or expedient for carrying out the acts hereby authorised in the same manner and as fully in all respect as I could have done personally and sell on my behalf such number of the Shares as is sufficient to enable the Company (after payment of all necessary selling expenses and commissions) to recover and retain for itself from the sale proceeds an amount equal to such PAYE Liability and then account to me for any cash balance remaining (delete if paragraph 2 applies)].

4.	Understand that no Shares may be issued or transferred to me until ALL of my PAYE Liability and National Insurance Contributions amounts have been satisfied in full or suitable arrangements have been made to the satisfaction of the Company for such amounts.

5.	Acknowledge and agree that any Shares acquired on the exercise of an Option are acquired subject to the Company’s articles of association.

6.	Authorise and request you to enter my name in the Company’s Register of Members as the holder of the Shares, subject to the Company’s Memorandum and Articles of Association.

7.	Request you to send a share certificate in respect of the Shares [(less any sold pursuant to the authority given in paragraph 3 above) (delete if paragraph 2 applies)] and, if appropriate, an endorsed or balance option certificate to me at the address given below.

SIGNED

By:

[ ]	Full Name(s)

Address

Signed

Date

*	You should consult with the Company as to whether any PAYE Liability will arise.

APPENDIX I

SUMMIT CORPORATION PLC

2005 EMI SCHEME RULES